Exhibit 99.1

SURGERY PARTNERS, INC. ANNOUNCES THIRD QUARTER 2025 RESULTS

BRENTWOOD, Tenn., November 10, 2025 (GLOBE NEWSWIRE) - Surgery Partners, Inc. (NASDAQ:SGRY) (“Surgery Partners” or the “Company”), a leading short-stay surgical facility owner and operator, today announced results for the third quarter ended September 30, 2025.
Third Quarter 2025 Financial Highlights
(All comparisons are year-over-year unless otherwise noted)
•Revenue increased 6.6% for the third quarter
◦Same-facility revenues increased 6.3% for the third quarter
•Surgical cases increased 2.1% for the third quarter
◦Same-facility cases increased 3.4% for the third quarter
•Net loss attributable to Surgery Partners, Inc. was $22.7 million for the third quarter
◦Adjusted EBITDA increased 6.1% to $136.4 million for the third quarter
2025 Guidance
•Full year 2025 revenue and Adjusted EBITDA guidance to be in the range of $3.275 billion to $3.30 billion and $535 million to $540 million, respectively
Eric Evans, Chief Executive Officer, stated, “We are proud to report another quarter of solid execution, with revenue and Adjusted EBITDA growth reflecting continued progress in line with our long-term growth algorithm. The continued strength in orthopedic procedures underpinning our topline growth reinforces our leading positioning within the industry, and we remain committed to operational excellence and disciplined capital deployment to maximize performance of our portfolio. We also continue to evaluate our M&A pipeline and portfolio optimization opportunities and remain encouraged by the multiple levers available to unlock value and drive sustained success.”

Dave Doherty, Chief Financial Officer, commented, “Our third quarter performance demonstrates the resilience of our business model and the discipline of our team. Considering that volume and payor mix trends were softer than anticipated, coupled with this year's delayed cadence of capital deployment activities, we have revised our full-year guidance to reflect a prudent approach to the fourth quarter. We remain confident in the strength of our platform, our long-term growth algorithm, and our ability to deliver long-term shareholder value.”
Third Quarter 2025 Results
Revenues for the third quarter of 2025 increased 6.6% to $821.5 million as compared to $770.4 million for the third quarter of 2024. Same-facility revenues for the third quarter of 2025 increased 6.3% as compared to the same period in prior year, with a 2.8% increase in revenue per case and a 3.4% increase in same-facility cases. For the third quarter of 2025, the Company’s Adjusted EBITDA was $136.4 million, compared to $128.6 million for the same period in 2024.
Year-to-Date 2025 Results
Revenues year-to-date 2025 increased 7.7% to $2,423.7 million as compared to $2,249.9 million for the 2024 period. Same-facility revenues for year-to-date 2025 increased 5.4% as compared to the prior year, with a 1.1% increase in revenue per case and a 4.3% increase in same-facility cases. For year-to-date 2025, the Company’s Adjusted EBITDA was $369.3 million, compared to $344.4 million for the same period last year.
Liquidity
Surgery Partners had cash and cash equivalents of $203.4 million and $405.9 million of borrowing capacity under its revolving credit facility as of September 30, 2025. Cash flows from operating activities was $83.6 million for the third quarter of 2025, compared to $65.2 million for the same period in 2024. The period-over-period change is due to operational growth and reduced transaction-related costs, partially offset by an increase in cash interest payments.
Year-to-date, operating cash flows were $170.9 million compared to $188.7 million in the prior year period. The decrease was primarily driven by higher cash interest payments and timing of changes in working capital, partially offset by operational growth.
The Company’s ratio of total net debt to EBITDA, as calculated under the Company’s credit agreement, was approximately 4.2x at the end of the third quarter of 2025. Leverage calculated using consolidated debt from our balance sheet divided by Adjusted EBITDA, before reducing it for NCI, was 4.6x times.
Conference Call Information
Surgery Partners will hold a conference call today, November 10, 2025 at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-451-6152, or for international callers, 1-201-389-0879. A replay will be available three hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13756022. The replay will be available until November 24, 2025.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.surgerypartners.com. The replay will also be available on this same website for a limited time following the call.
To learn more about Surgery Partners, please visit the Company's website at www.surgerypartners.com. Surgery Partners uses its website as a channel of distribution for material Company information. Financial and other material information regarding Surgery Partners is routinely posted on the Company's website and is readily accessible.
About Surgery Partners
Headquartered in Brentwood, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 200 locations in 30 states, including ambulatory surgery centers, surgical hospitals, multi-specialty physician practices and urgent care facilities. For additional information, visit www.surgerypartners.com.
Forward-Looking Statements
This press release contains forward-looking statements, including those regarding growth, our anticipated operating results for future periods and other similar statements. These statements can be identified by the use of words such as "believes," "anticipates," "expects," "intends," "plans," "continues," "estimates," "predicts," "projects," "forecasts," "may," "could," and similar expressions. All forward-looking statements are based on current expectations and beliefs as of the date of this release and are subject to risks, uncertainties and other factors that may cause actual results to differ materially from the expectations discussed in, or implied by, the forward-looking statements. Many of these factors are beyond our ability to control or predict including, without limitation, reductions in payments from government health care programs and private insurance payors, such as health maintenance organizations, preferred provider organizations, and other managed care organizations and employers; our ability to contract with private insurance payors; changes in our payor mix or surgical case mix; failure to maintain or develop relationships with physicians on beneficial or favorable terms, or at all; the impact of payor controls designed to reduce the number of surgical procedures; our efforts to integrate operations of acquired or developed businesses and surgical facilities, attract new physician partners, or acquire additional surgical facilities; supply chain issues, including shortages or quality control issues with surgery-related products, equipment and medical supplies; competition for physicians, nurses, strategic relationships, acquisitions and managed care contracts; our ability to attract and retain qualified health care professionals; our ability to enforce non-compete restrictions against our physicians; our ability to manage material liabilities whether known or unknown incurred as a result of acquiring or operating surgical facilities; the impact of future legislation and other health care regulatory reform actions, and the effect of that legislation and other regulatory actions on our business; our ability to comply with current health care laws and regulations; the outcome of legal and regulatory proceedings that have been or may be brought against us; the impact of cybersecurity attacks or intrusions, changes in the regulatory, economic and other conditions of the states where our surgical facilities are located; our indebtedness; the social and economic impact of a pandemic, epidemic or outbreak of a contagious disease on our business; and the risks and uncertainties identified and discussed from time to time in the Company’s reports filed with the SEC, including in Item 1A under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and other reports filed with the SEC. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this report, or to reflect the occurrence of unanticipated events or circumstances.
Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") provided throughout this press release, Surgery Partners has presented the following non-GAAP financial measures: Adjusted net income (loss) attributable to common stockholders, Adjusted net income (loss) per share attributable to common stockholders, Adjusted EBITDA, and Adjusted EBITDA related to unconsolidated affiliates, which exclude various items detailed in the "Reconciliation of Non-GAAP Financial Measures" below.
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from similar measures used by other companies. These measures have limitations as an analytical tool and should not be considered in isolation or as a substitute or alternative to revenue, net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.

SURGERY PARTNERS, INC.
Selected Consolidated Financial Data
(Dollars in millions, except per share amounts, shares in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Revenues	$821.5	$770.4	$2,423.7	$2,249.9
Operating expenses:
Salaries and benefits	242.8	228.4	716.6	666.8
Supplies	208.9	201.4	639.7	589.9
Professional and medical fees	104.0	91.0	301.4	266.0
Lease expense	21.5	23.9	65.2	67.5
Other operating expenses	49.0	48.2	148.0	147.7
Cost of revenues	626.2	592.9	1,870.9	1,737.9
General and administrative expenses	22.4	29.2	94.5	102.7
Depreciation and amortization	39.5	50.2	116.1	118.7
Transaction and integration costs	12.6	29.4	55.4	66.1
Net loss on disposals, consolidations and deconsolidations	15.6	14.7	19.0	21.5
Equity in earnings of unconsolidated affiliates	(5.2)	(5.2)	(16.3)	(12.3)
Litigation settlements	5.1	0.5	7.3	(0.8)
Loss on debt extinguishment	1.3	—	1.3	5.1
Other income, net	(1.7)	(2.2)	(3.8)	(10.7)
	715.8	709.5	2,144.4	2,028.2
Operating income	105.7	60.9	279.3	221.7
Interest expense, net	(74.9)	(50.0)	(205.0)	(148.8)
Income before income taxes	30.8	10.9	74.3	72.9
Income tax expense	(5.5)	(4.5)	(4.4)	(13.8)
Net income	25.3	6.4	69.9	59.1
Less: Net income attributable to non-controlling interests	(48.0)	(38.1)	(132.8)	(118.7)
Net loss attributable to Surgery Partners, Inc.	$(22.7)	$(31.7)	$(62.9)	$(59.6)

Net loss per share attributable to common stockholders
Basic	$(0.18)	$(0.25)	$(0.50)	$(0.47)
Diluted (1)	$(0.18)	$(0.25)	$(0.50)	$(0.47)
Weighted average common shares outstanding
Basic	127,206	126,172	126,932	126,093
Diluted (1)	127,206	126,172	126,932	126,093
(1)The impact of potentially dilutive securities for all periods was not considered because the effect would be anti-dilutive.

SURGERY PARTNERS, INC.
Selected Financial and Operating Data
(Dollars in millions, except per case and per share amounts)
(Unaudited)

	September 30, 2025	December 31, 2024

Balance Sheet Data (at period end):
Cash and cash equivalents	$203.4	$269.5
Total current assets	1,102.2	1,119.4
Total assets	7,946.6	7,890.0

Current maturities of long-term debt	103.0	101.4
Total current liabilities	586.0	624.4
Long-term debt, less current maturities	3,460.6	3,268.9
Total liabilities	4,393.6	4,254.8

Non-controlling interests—redeemable	411.0	438.8

Total Surgery Partners, Inc. stockholders' equity	1,729.5	1,789.7
Non-controlling interests—non-redeemable	1,412.5	1,406.7
Total stockholders' equity	3,142.0	3,196.4

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$83.6	$65.2	$170.9	$188.7
Investing activities	(46.2)	(49.6)	(120.5)	(376.8)
Purchases of property and equipment	(19.8)	(20.2)	(65.9)	(68.1)
Payments for acquisitions, net of cash acquired	(4.6)	(26.6)	(52.6)	(291.2)
Purchases of equity investments	(9.6)	—	(13.4)	(1.7)
Financing activities	(84.1)	(7.3)	(116.5)	214.0
Distributions to non-controlling interest holders	(52.5)	(41.7)	(168.8)	(122.4)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Other Data:
Number of surgical facilities as of the end of period	165	166	165	166
Number of consolidated surgical facilities as of the end of period	114	123	114	123

Cases	166,106	162,635	499,264	482,547
Revenue per case	$4,946	$4,737	$4,855	$4,663
Adjusted EBITDA (1)	$136.4	$128.6	$369.3	$344.4
Adjusted EBITDA margin (2)	16.6%	16.7%	15.2%	15.3%
Adjusted net income per share attributable to common stockholders - Basic (1)	$0.13	$0.19	$0.35	$0.50
Adjusted net income per share attributable to common stockholders - Diluted (1)	$0.13	$0.19	$0.34	$0.49
(1)A reconciliation of these non-GAAP financial measures appears below.
(2)Defined as Adjusted EBITDA as a % of Revenues.

SURGERY PARTNERS, INC.
Supplemental Information
(Dollars in millions, except per case amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Same-facility Information (1):
Cases	183,786	177,789	525,127	506,048
Case growth	3.4%	N/A	3.8%	N/A
Revenue per case	$4,917	$4,783	$4,869	$4,818
Revenue per case growth	2.8%	N/A	1.1%	N/A
Number of work days in the period	64	64	191	192
Case growth (days adjusted)	3.4%	N/A	4.3%	N/A
Revenue growth (days adjusted)	6.3%	N/A	5.4%	N/A
(1)Same-facility information includes cases and revenues from our consolidated and non-consolidated surgical facilities (excluding facilities acquired in new markets or divested during the current and prior periods).
SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions, except per share amounts, shares in thousands)
(Unaudited)
The following table reconciles Adjusted EBITDA to income before income taxes in the reported consolidated financial information, the most directly comparable GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Income before income taxes	$30.8	$10.9	$74.3	$72.9

Net income attributable to non-controlling interests	(48.0)	(38.1)	(132.8)	(118.7)
Interest expense, net	74.9	50.0	205.0	148.8
Depreciation and amortization	39.5	50.2	116.1	118.7
Equity-based compensation expense	2.6	7.1	17.0	27.1
Transaction and integration costs (1)	12.6	29.4	55.4	66.1
De novo start-up costs	1.7	2.1	5.4	5.1
Net loss on disposals, consolidations and deconsolidations	15.6	14.7	19.0	21.5
Litigation settlements and other litigation costs (2)	5.4	1.6	8.6	1.5
Loss on debt extinguishment	1.3	—	1.3	5.1
Other	—	0.7	—	(3.7)
Adjusted EBITDA (3)	$136.4	$128.6	$369.3	$344.4
(1)For the three months ended September 30, 2025, this amount includes due diligence, transaction and integration costs related to acquisitions (both completed and in the pipeline) and divested facilities (collectively “M&A costs”) of $8.6 million and other costs, including severance, IT implementation, revenue cycle standardization of $4.0 million. For the three months ended September 30, 2024, this amount includes M&A costs of $22.1 million and other costs, including severance, IT implementation, revenue cycle standardization of $7.3 million.
For the nine months ended September 30, 2025, this amount includes M&A costs of $39.5 million and other costs, including severance, IT implementation, revenue cycle standardization of $15.9 million. For the nine months ended September 30, 2024, this amount includes M&A costs of $53.8 million and other costs, including severance, IT implementation, revenue cycle standardization of $12.3 million.
(2)This amount includes a litigation settlement loss of $5.1 million and $0.5 million for the three months ended September 30, 2025 and 2024, respectively. This amount also includes other litigation costs of $0.3 million and $1.1 million for the three months ended September 30, 2025 and 2024, respectively.
This amount includes a litigation settlement loss of $7.3 million and a gain of $0.8 million for the nine months ended September 30, 2025 and 2024, respectively. This amount also includes other litigation costs of $1.3 million and $2.3 million for the nine months ended September 30, 2025 and 2024, respectively.
(3)We use Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess operating performance, make business decisions and allocate resources. Non-controlling interests represent the interests of third parties, such as physicians, and in some cases, healthcare systems that own an interest in surgical facilities that we consolidate for financial reporting purposes. We believe that it is helpful to investors to present Adjusted EBITDA as defined above because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of Adjusted EBITDA generated by our surgical facilities and other operations. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered in isolation or as a substitute for net income, operating income or any other measure calculated in accordance with GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating our financial performance. We believe such adjustments are appropriate, as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
The following table provides supplemental information for Adjusted EBITDA related to unconsolidated affiliates:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Adjusted EBITDA related to unconsolidated affiliates:
Management fee revenues (1)(2)	$7.8	$6.8	$24.6	$20.0
Equity in earnings of unconsolidated affiliates (2)	5.2	5.2	16.3	12.3
Plus:
Start-up costs related to unconsolidated de novo surgical facilities (3)	1.6	0.9	4.3	2.9
Adjusted EBITDA related to unconsolidated affiliates	$14.6	$12.9	$45.2	$35.2
(1)Includes management and administrative service fees derived from the non-consolidated facilities that the Company accounts for under the equity method and management of surgical facilities in which it does not own an interest. Management fee revenues are included in Revenues on the Consolidated Statements of Operations.
(2)Included as a component of (loss) income before income taxes in the Adjusted EBITDA reconciliation table above.
(3)Included as a component of de novo start-up costs in the Adjusted EBITDA reconciliation table above.
From time to time, the Company incurs certain non-recurring gains or losses that are normally non-operational in nature and management does not consider relevant in assessing its ongoing operating performance. When significant, Surgery Partners’ management and the Company's Board of Directors typically exclude these gains or losses when evaluating the Company’s operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, management believes that certain investors and equity analysts exclude these or similar items when evaluating the Company’s current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, the Company provides adjusted net income attributable to common stockholders and adjusted net income per share attributable to common stockholders as supplements to the comparable GAAP financial measures. Adjusted net income attributable to common stockholders and adjusted net income per share attributable to common stockholders should not be considered measures of financial performance under GAAP, and the items excluded from such measures are significant components in understanding and assessing financial performance. These measures should not be considered in isolation or as an alternative to the comparable GAAP measures as presented in the consolidated financial statements.
The following table reconciles net income (loss) as reflected in the consolidated statements of operations to adjusted net income attributable to common stockholders used to calculate adjusted net income per share attributable to common stockholders:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Consolidated Statements of Operations Data:
Net income	$25.3	$6.4	$69.9	$59.1
Plus (minus):
Net income attributable to non-controlling interests	(48.0)	(38.1)	(132.8)	(118.7)
Equity-based compensation expense	2.6	7.1	17.0	27.1
Transaction and integration costs	12.6	29.4	55.4	66.1
De novo start-up costs	1.7	2.1	5.4	5.1
Net loss on disposals, consolidations and deconsolidations	15.6	14.7	19.0	21.5
Litigation settlements and other litigation costs	5.4	1.6	8.6	1.5
Loss on debt extinguishment	1.3	—	1.3	5.1
Other	—	0.7	—	(3.7)
Adjusted net income attributable to common stockholders	$16.5	$23.9	$43.8	$63.1

Adjusted net income per share attributable to common stockholders
Basic	$0.13	$0.19	$0.35	$0.50
Diluted	$0.13	$0.19	$0.34	$0.49
Weighted average common shares outstanding
Basic	127,206	126,172	126,932	126,093
Diluted	128,112	127,640	127,867	127,521

Contact
Surgery Partners Investor Relations
(615) 234-8940
IR@surgerypartners.com